UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.        )

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US LEC Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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US LEC Corp.
Morrocroft III
6801 Morrison Boulevard
Charlotte, North Carolina 28211
April 20, 2006
To Our Stockholders:
          You are cordially invited to attend the Annual Meeting of Stockholders of US LEC Corp. (the “Company” or “US LEC”) to be held at 9:00 a.m. on Wednesday, May 17, 2006 at US LEC’s Corporate Headquarters, Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina.
          The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. It is important that your shares be represented at the meeting, whether or not you plan to attend. Accordingly, please take a moment now to sign, date and mail the enclosed proxy in the envelope provided.
          Following completion of the formal portion of the Annual Meeting, management will comment on the Company’s affairs. A question and answer period will follow. Representatives from the Company’s independent accountants will be available to address appropriate questions. We look forward to seeing you at the meeting.

Sincerely,

/s/ Aaron D. Cowell, Jr.
Aaron D. Cowell, Jr.
President and Chief Executive Officer

US LEC Corp.
Morrocroft III
6801 Morrison Boulevard
Charlotte, North Carolina 28211
NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD MAY 17, 2006
To the Stockholders of US LEC Corp.:
          The Annual Meeting of Stockholders of US LEC Corp. will be held at US LEC’s Corporate Headquarters, Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina on Wednesday, May 17, 2006 at 9:00 a.m., for the following purposes:
1.	To elect eight directors for a one-year term to serve until their successors are elected and qualified, two of whom will be elected solely by the holders of the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and six of whom will be elected by the holders of the Class A Common Stock and the holders of the Series A Preferred Stock voting together as a class and;

2.	To transact such other business as may properly come before the meeting or any reconvened session thereof.
          The Board of Directors has fixed the close of business on April 7, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any reconvened session thereof.
          Your vote is important. Even if you hold only a few shares, and whether or not you expect to be present, you are requested to date, sign and mail the enclosed proxy in the postage-paid envelope that has been provided. The proxy may be revoked by you at any time, and the giving of your proxy will not affect your right to vote in person if you attend the meeting.
          This notice is given pursuant to the direction of the Board of Directors.

/s/ Aaron D. Cowell, Jr.
Aaron D. Cowell, Jr.
President and Chief Executive Officer
April 20, 2006

US LEC Corp.
Morrocroft III
6801 Morrison Boulevard
Charlotte, North Carolina 28211
PROXY STATEMENT
          The accompanying proxy is solicited by the Board of Directors of US LEC Corp. (the “Company” or “US LEC”) for use at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Wednesday, May 17, 2006, at US LEC’s Corporate Headquarters, Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina, and at any reconvened session thereof (the “Annual Meeting”). When the proxy is properly executed and returned, the shares it represents will be voted at the meeting. If a choice has been specified by the stockholder as to any matter referred to on the proxy, the shares will be voted accordingly. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the director nominees named herein, and in the discretion of the proxy holders on any other matter that may properly come before the meeting. A stockholder giving a proxy has the power to revoke it at any time before it is voted by a later dated proxy or by notice to the Secretary at the Annual Meeting. Presence at the meeting by a stockholder who has signed and returned a proxy does not alone revoke that proxy. At the meeting, votes will be counted by written ballot. The approximate date on which this proxy statement and form of proxy were first sent or given to stockholders is April 20, 2006.
At the Annual Meeting, stockholders will be asked:
1.	To elect eight directors for a one-year term to serve until their successors are elected and qualified, two of whom will be elected solely by the holders of the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and six of whom will be elected by the holders of the Class A Common Stock and the holders of the Series A Preferred Stock voting together as a class and;

2.	To transact such other business as may properly come before the meeting or any reconvened session thereof.
          The representation in person or by proxy of a majority of the votes entitled to be cast will be necessary to provide a quorum at the Annual Meeting. Provided a quorum is present, six directors will be elected by a plurality of the holders of Class A Common Stock and Series A Preferred Stock, voting together as a class, with the holders of Series A Preferred Stock voting on an “as converted” basis. Two directors will be elected by a plurality of the votes of shares of the Series A Preferred Stock (the “Preferred Stock Directors”).
          With respect to the election of directors, votes may be cast in favor of all nominees, votes may be withheld as to all nominees or votes may be withheld as to specific nominees. Broker non-votes, withheld votes and abstentions will be counted to determine a quorum, but will not be counted as votes cast in the election of directors or any other matter that properly comes before the meeting and, therefore, will have no effect on the result of the vote.
          The cost of preparing, printing and mailing this proxy statement to stockholders will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone without compensation by the Company other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies.
Outstanding Voting Securities
          The Board of Directors has set the close of business on April 7, 2006 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record

Date”). As of the Record Date, the Company had 30,753,264 shares of Class A Common Stock outstanding and 281,675 shares of Series A Preferred Stock outstanding. Each share of Class A Common Stock is entitled to one vote per share and each share of the Series A Preferred Stock is entitled to one vote per share of Class A Common Stock into which it could have been converted on the Record Date. The holders of the Series A Preferred Stock are entitled to vote their shares as if they had been converted on the Record Date into 10,005,698 shares of Class A Common Stock.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth certain information with respect to beneficial ownership of US LEC’s voting securities as of the Record Date by: (i) each person or group known to US LEC to beneficially own more than five percent of any class of voting securities; (ii) each director; (iii) each executive officer named on the Summary Compensation Table appearing elsewhere in this proxy statement; and (iv) all executive officers and directors as a group. Except as otherwise indicated, each person named in this table has sole voting and dispositive power with respect to the voting securities beneficially owned by such person.

					% of
		Amount and Nature			Common
	Title of	of Beneficial		% of	Voting
Name	Class	Ownership		Class (1)	Power (1)

Richard T. Aab	Common	10,425,429	(2)	33.1	25.1
Tansukh V. Ganatra	Common	3,182,763	(3)	10.3	7.8
David M. Flaum	Common	220,000	(4)	*	*
Steven L. Schoonover	Common	95,000	(5)	*	*
Aaron D. Cowell, Jr.	Common	311,226	(6)	1.0	*
Michael K. Robinson	Common	285,942	(7)	*	*
J. Lyle Patrick	Common	11,718		*	*
Michael C. Mac Donald	Common	10,000	(8)	*	*
Michael A. Krupka	Preferred	140,838	(9)	50.0	12.3
Anthony J. DiNovi	Preferred	133,444	(10)	47.4	11.6
Bain Capital CLEC Investors, L.L.C.	Preferred	140,838	(11)	50.0	12.3
Thomas H. Lee Entities	Preferred	140,838	(12)	50.0	12.3

All executive officers and directors as a group (10 persons)	Common	14,542,078		47.3	35.7
	Preferred	281,676		100.0	24.5

“*”	indicates less than one percent.

(1)	The total percent of class and voting power of each beneficial owner has been calculated assuming (1) full exercise of options or warrants exercisable by such holder within 60 days after the Record Date and (2) the effect of holders of Series A Preferred Stock voting on an “as converted” basis. See “Outstanding Voting Securities.”

(2)	Includes 4,309,500 shares held by Melrich Associates, L. P. (“Melrich”). Mr. Aab and his wife, Joyce M. Aab, are the sole general partners of Melrich and share voting and dispositive power with respect to these shares. Also includes 789,473 shares subject to presently exercisable warrants. Mr. Aab’s address is 6801 Morrison Boulevard, Charlotte, NC 28211.

(3)	Includes 235,000 shares jointly owned with his wife, Sarla T. Ganatra, 105,263 shares subject to presently exercisable warrants and 2,842,500 shares as to which Mr. Ganatra has exclusive voting and dispositive power through a stock control agreement with his son, Rajesh T. Ganatra. Mr. Ganatra’s address is 6801 Morrison Boulevard, Charlotte, NC 28211.

(4)	Includes 30,000 shares subject to presently exercisable stock options.

(5)	Includes 15,000 shares held by Schoonover Investments Limited Partnership, a limited partnership controlled by Mr. Schoonover and includes 80,000 of presently exercisable stock options.

(6)	Includes 255,000 shares subject to presently exercisable stock options.

(7)	Includes 281,250 shares subject to presently exercisable stock options.

(8)	All shares subject to presently exercisable stock options.

(9)	The 140,838 shares of Series A Preferred Stock with a stated value of $1,000 are presently convertible at a conversion price of approximately $28.15 into 5,002,849 shares of Class A Common Stock. Michael A. Krupka is a member of Bain Capital Investors, LLC (“Bain Investors”). Bain Investors is the sole general partner of Bain Capital Partners VI, L.P. (“Bain Partners VI”), which is the sole general partner of Bain Capital Fund VI, L.P. (“Bain Fund VI”), which is the Administrative Member of Bain Capital CLEC Investors, L.L.C. (“CLEC L.L.C.”). By virtue of this relationship, Mr. Krupka may be deemed to share voting and dispositive power with respect to the 140,838 shares of Series A Preferred Stock held by CLEC L.L.C. Mr. Krupka disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Krupka’s address is Bain Capital, Inc., 111 Huntington Avenue, Boston, MA 02199.

(10)	The 133,444 shares of Series A Preferred Stock with a stated value of $1,000 are presently convertible at a conversion price of approximately $28.15 into 4,740,209 shares of Class A Common Stock. The 133,444 shares of Series A Preferred Stock includes (a) 345 shares held by Mr. DiNovi for his own account, (b) 117,646 shares held by Thomas H. Lee Equity Fund IV, L.P. (“THL Equity Fund”), (c) 4,027 shares held by Thomas H. Lee Foreign Fund IV, L.P. (“THL Foreign Fund”), and (d) 11,426 shares held by Thomas H. Lee Foreign Fund IV-B (“THL Foreign Fund B”). THL Equity Advisors IV, LLC. (“THL Advisors”) is the general partner of THL Equity Fund, THL Foreign Fund and THL Foreign Fund B. Mr. DiNovi is a managing director of THL Advisors. Other than the 345 shares Mr. DiNovi holds for his own account, Mr. DiNovi disclaims beneficial ownership of all reported shares except to the extent of his pecuniary interest therein. Mr. DiNovi’s address is Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, MA 02110.

(11)	The 140,838 shares of Series A Preferred Stock with a stated value of $1,000 are presently convertible at a conversion price of approximately $28.15 into 5,002,849 shares of Class A Common Stock. By virtue of its role as Administrative Member of CLEC L.L.C., Bain Fund VI, whose sole general partner is Bain Partners VI, whose sole general partner is Bain Investors, may be deemed to beneficially own all 140,838 shares of Series A Preferred Stock held by CLEC L.L.C. Bain Fund VI disclaims beneficial ownership of all but the 59,987 shares of Series A Preferred Stock in which it holds a pecuniary interest. Based on their pro-rata share of membership interests in CLEC L.L.C., other members of CLEC L.L.C. affiliated with Bain Fund VI may be deemed to beneficially own shares of Series A Preferred Stock held by CLEC L.L.C. as follows: (a) 59,987 shares held by Bain Capital VI Coinvestment Fund, L.P., whose sole general partner is Bain Partners VI, whose sole general partner is Bain Investors, (b) 3,651 shares held by BCIP Associates II, a Delaware general partnership of which Bain Investors is the managing partner, (c) 392 shares held by BCIP Trust Associates II, a Delaware general partnership of which Bain Investors is the managing partner, (d) 593 shares held by BCIP Associates II-B, a Delaware general partnership of which Bain Investors is the managing partner, (e) 220 shares held by BCIP Trust Associates II-B, a Delaware general partnership of which Bain Investors is the managing partner, (f) 602 shares held by BCIP Associates II-C, a Delaware general partnership of which Bain Investors is the managing partner, and (g) 201 shares held by PEP Investments Pty Ltd., for which Bain Investors is attorney-in-fact. Bain Capital, Inc.’s address is 111 Huntington Avenue, Boston, MA 02199.

(12)	The 140,838 shares of Series A Preferred Stock with a stated value of $1,000 are presently convertible at a conversion price of approximately $28.15 into 5,002,849 shares of Class A Common Stock. The 140,838 shares of Series A Preferred Stock includes (a) 117,646 shares held by THL Equity Fund, whose sole general partner is THL Advisors, (b) 4,027 shares held by THL Foreign Fund, whose sole general partner is THL Advisors, (c) 11,426 shares held by THL Foreign Fund B, whose sole general partner is THL Advisors, (d) 765 shares held by Thomas H. Lee Charitable Investment Limited Partnership, (e) an aggregate of 5,039 shares held by certain parties affiliated with Thomas H. Lee Partners, L.P., and (f) 1,935 shares held by Putnam Investment Holdings, LLC (collectively, the “Thomas H. Lee Entities”). Each of the Thomas H. Lee Entities disclaims beneficial ownership of those shares held by the other Thomas H. Lee Entities. Thomas H. Lee Partners, L.P.’s address is 100 Federal Street, Boston, MA 02110.

ELECTION OF DIRECTORS
          The Board of Directors currently consists of eight directors. The holders of Class A Common Stock, voting together with the holders of Series A Preferred Stock (who vote on an “as converted” basis), elect six Class A directors annually and holders of Series A Preferred Stock elect two Preferred Stock directors annually.
Class A Directors
          Six Class A directors will be elected at the Annual Meeting. The nominees are described below:

		Director
Name	Age	Since	Business Experience

Richard T. Aab	57	1996	Mr. Aab co-founded US LEC in June 1996 and has served as Chairman of the Board of Directors since that time. He also served as Chief Executive Officer from June 1996 until July 1999. Between 1982 and 1997, Mr. Aab held various positions with ACC Corp., an international telecommunications company in Rochester, NY, including Chairman and Chief Executive Officer, and served as a director. Mr. Aab is a member of the Board of Trustees of the University of Rochester, the University of Rochester Medical Center, Rochester Institute of Technology and various private corporate institutions.

Aaron D. Cowell, Jr.	44	2002	Mr. Cowell was elected to the Board of Directors and appointed President and Chief Executive Officer in 2002. Prior to that, Mr. Cowell had served as President and Chief Operating Officer since 2000. Mr. Cowell joined US LEC in August 1998 as Executive Vice President and General Counsel. During 1998 and 1999, his responsibilities were expanded to include sales, engineering, marketing, customer care services and field sales support. He has held positions on the Board of Directors of industry organizations CompTel and Association for Local Telecommunication Services (“ALTS”) through which he has helped promote an environment that is more conducive to fair competition in the telecommunications industry and he is also currently on the Board of Directors of ExtreamTV L.L.C. Mr. Cowell is a graduate of Duke University and Harvard Law School.

David M. Flaum	53	1998	Mr. Flaum has served as President of Flaum Management Company, Inc. (“Flaum Management”), a real estate development firm based in Rochester, New York, since 1985, and President of The Hague Corporation, a commercial real estate management firm, since 1993. Flaum Management is active in the development of retail centers and office buildings in the eastern United States.

Tansukh V. Ganatra	62	1996	Mr. Ganatra co-founded US LEC in June 1996 and has served as a director since that time. He served as Chief Executive Officer and Vice Chairman of the Board of

		Director
Name	Age	Since	Business Experience

			Directors from July 1999 until his retirement in December 2001. He also served as President and Chief Operating Officer from June 1996 until July 1999. From 1987 to 1997, Mr. Ganatra held various positions with ACC Corp., including serving as its President and Chief Operating Officer. Prior to joining ACC Corp., Mr. Ganatra held various positions during a 19-year career with Rochester Telephone Corp., culminating with the position of Director of Network Engineering. Mr. Ganatra currently serves as a consultant to US LEC Corp.

Michael C. Mac Donald	52	2003	Mr. Mac Donald has served as a director of US LEC since April 2003. Since joining Xerox Corporation (“Xerox”) in 1977, Mr. Mac Donald has held various sales and marketing positions with the company. Since October 2004, he has been president of Global Accounts and Marketing Operations, which is responsible for directing the company’s largest global accounts, improving the customer experience, corporate marketing, Xerox.com, advertising, worldwide public relations and marketing communications. Mr. Mac Donald is a director of Medifast, Inc. which is engaged in the production, distribution, and sale of weight products. He is also on the Board of Directors of the Rochester Institute of Technology, the U.S. Chamber of Commerce, the Jimmy V Foundation, and the board of overseers of Rutgers University. In addition, he is also a board member of the CMO Council North American Advisory Board.

Steven L. Schoonover	60	1998	Mr. Schoonover is President and Chief Executive Officer of CellXion, L.L.C., which specializes in site development, shelter and tower construction and radio equipment integration for the wireless telecommunications industry. From 1990 until its sale in November 1997 to Telephone Data Systems, Inc., Mr. Schoonover served as President of Blue Ridge Cellular, Inc., a full-service cellular telephone company. From 1983 to 1996, he served in various positions, including President and Chief Executive Officer, with Fibrebond Corporation, a firm involved in construction, installation and management of cellular telephone and personal communications systems.
Preferred Stock Directors
          On April 11, 2000, affiliates of Bain Capital, Inc. (“Bain”) and Thomas H. Lee Partners, L.P. (“THL”) each purchased $100 million of the Series A Preferred Stock. The holders of the Series A Preferred Stock are entitled to elect two directors of US LEC. The Preferred Stock director nominees are described below:

		Director
Name	Age	Since	Business Experience

Anthony J. DiNovi	43	2000	Mr. DiNovi is a Co-President of THL, a private investment company, where he has been employed since 1988. Mr. DiNovi currently serves as a director of American Media, Inc., Dunkin’ Brands, Inc., Michael Foods Inc., Nortek, Inc., Vertis, Inc. and several privately held companies.

Michael A. Krupka	41	2000	Mr. Krupka joined Bain, a private investment company, in 1991 and has been a Managing Director since 1997. Prior to joining Bain, he spent several years as a management consultant at Bain & Company where he focused on technology and technology-related companies. In addition, Mr. Krupka has served in several senior operating roles at Bain portfolio companies. He currently serves as a director of Integrated Circuit Systems, Inc., and a number of private companies.
Compensation of Directors
          The Company currently pays outside, non-employee directors an annual retainer of $20,000, with the Chair of the Audit Committee receiving an additional $10,000 annual retainer and the Chair of the Compensation Committee receiving an additional $5,000 annual retainer. Retainers are paid upon the Directors’ election to the Board. Outside, non-employee directors also are paid $1,000 each for participating in a Board meeting and $500 each for participating in a committee meeting. The Company also annually grants options for 5,000 shares of the Company’s Class A Common Stock to outside, non-employee Class A Directors. The options are granted upon their election to the Board, are fully vested upon grant, have an exercise price equal to the fair market value of the stock on the date of grant, and expire ten years after the date of the grant. The Company also reimburses each non-employee director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any committees thereof. Mr. Ganatra does not receive any compensation or options for his service as a director.
          The Company entered into a consulting agreement with Mr. Ganatra effective as of January 1, 2002. The agreement expires on January 1, 2009 unless terminated earlier as provided below. Pursuant to the agreement, Mr. Ganatra is entitled to receive an annual consulting fee of $50,000 for a specified number of days of consulting services per year. Mr. Ganatra is entitled to an hourly consulting fee if he performs additional services, at the Company’s request, for more than the specified number of days per year. Mr. Ganatra may terminate the agreement after January 1, 2005. The Company may terminate the agreement in the event of Mr. Ganatra’s disability or breach of the agreement. Upon termination of the agreement, Mr. Ganatra is entitled to receive accrued but unpaid fees through the date of termination. In addition, during the term of the agreement and following its termination, Mr. Ganatra has agreed not to compete with the Company within defined geographic areas, and not to encourage the Company’s employees to terminate their employment with the Company and work for one of the Company’s competitors.
Board Independence
          The Board of Directors has determined that the following directors, who constitute a majority, are “independent” within the meaning of Rule 4200 of the National Association of Securities Dealers (the “NASD”): Mr. Anthony J. DiNovi, Mr. David M. Flaum, Mr. Tansukh V. Ganatra, Mr. Michael A. Krupka, Mr. Michael C. Mac Donald and Mr. Steven L. Schoonover.

Board Meetings and Committees of the Board/Corporate Governance
          Attendance at Board and Committee Meetings. The Board of Directors held six meetings during 2005. Each director participated in more than 75% of the meetings of the Board and committees of the Board on which the director served. The independent directors met separately on three occasions during 2005, with all of the directors who were independent during 2005 participating in each meeting.
          Director Attendance at Annual Meetings. The Company does not have a policy regarding director attendance at annual stockholders’ meetings. Mr. Aab, Mr. Ganatra and Mr. Cowell attended the annual stockholders’ meeting held in 2005.
          Code of Ethics. The Company has adopted a code of ethics applicable to its directors and employees, including principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions. A copy of the code of ethics is available on US LEC’s website at www.uslec.com under the tab “Investors” and then under the heading “Corporate Governance”. Any amendments to the code of ethics will be made available on the Company’s website. Any waivers of the code of ethics applicable to directors or executive officers will be filed on Form 8-K; no waivers were requested or granted during 2005.
          Committees of the Board of Directors. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. Messrs. DiNovi, Flaum, Krupka and Schoonover serve on both of these committees; Mr. Mac Donald also serves on the compensation committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors. A copy of these charters are available on our website at www.uslec.com under the tab “Investors” and then under the heading “Corporate Governance”. The information on our website is not a part of this proxy statement.
          Audit Committee. The audit committee met four times during 2005. In addition, the audit committee and Mr. Schoonover, the Chairman of the audit committee, met with the Company’s independent accountants prior to the release of the Company’s quarterly earnings announcements and prior to each filing of its quarterly reports with the SEC. The primary functions of the audit committee are to (A) support and oversee the independent auditor, (B) assist the Board in monitoring (1) the preparation and integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal control function and independent auditors, and (4) the Company’s compliance with legal and regulatory requirements including, but not limited to, those affecting the disclosure of financial information, and (C) prepare the report the SEC rules require to be included in the Company’s annual proxy statement, together with such other reports as the Board and/or the SEC shall from time-to-time require.
          The Board of Directors has determined that each member of the audit committee has sufficient knowledge of financial statements and auditing matters to serve on the committee under the NASD listing standards and is “independent” as that term is defined in the NASD listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that the Company does not have an audit committee financial expert on the audit committee. Because of the qualifications of the members of the Audit Committee as a whole, the Board of Directors has not actively sought an individual director candidate who would meet the requirements of an audit committee financial expert.
          Compensation Committee. The compensation committee met twice during 2005 and considered a new compensation arrangement for the Company’s Chief Executive Officer and performance-based bonus plans for employees for 2005 and 2006. In addition, the Board of Directors participated in administering the Company’s 1998 Omnibus Stock Plan (the “Stock Plan”) and approving plans for the compensation of other officers. Mr. Mac Donald is the Chairman of the compensation committee. The Board of Directors has determined that all members of the compensation committee are “independent” within the meaning of Rule 4200 of the NASD.

          How to Communicate with the Board of Directors and Independent Directors. Stockholders may communicate with the Board of Directors by contacting the Investor Relations Department by mail at the Company’s headquarters in Charlotte or by electronic mail to “Contact Investor Relations” under the tab “Investors” on the Company’s website. Stockholders may address correspondence to the directors, generally, or to individual directors. Management will review correspondence sent generally to the directors in order to determine which director(s) it should be sent to. Correspondence sent to a particular director will be sent directly to that individual.
Director Nomination Process
          The Company does not have a nominating committee and believes that the absence of a formal nominating committee and written charter is appropriate because, given the size of the Board, all directors, including all independent directors, are able to, and do, participate in the nomination process and in the consideration of director nominees.
          Pursuant to a Board Resolution delineating the nominating process, the Company engages in a process to identify, evaluate and nominate candidates for director that is intended to create a Board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis. To that end, in evaluating candidates, the needs of the Board and the Company in light of the current mix of director skills and attributes are considered. In addition to requiring that each director possess unquestionable integrity and character, the evaluation of director candidates includes an assessment of an individual’s education, business experience, age, accounting and financial expertise, reputation, civic and community relationships and knowledge and experience in matters impacting telecommunications companies such as US LEC. The ability of candidates to devote adequate time to Board and committee matters is also considered. When current Board members are considered for nomination for reelection, prior Board contributions and performance, as well as meeting attendance records, are taken into account.
          The Board considers candidates recommended by existing directors and executive officers and by stockholders who comply with the notice procedures set forth in the Company’s By-Laws described below. Based on a preliminary assessment of a candidate’s qualifications, the Board may conduct interviews with the candidate and request additional information. The same process for evaluating candidates is used for all nominees, including those recommended by stockholders.
          Individuals recommended by existing directors or executive officers for election to the Board as Class A Directors are subject to a vote of the full Board; however, the only candidates who may be elected by the Board to fill a vacancy or placed on the slate for consideration and election by the stockholders are those who obtain a majority of the votes of the independent directors.
Stockholder Nominations of Directors
          The Board will consider nominations submitted by stockholders who comply with the notice procedures set forth in Section 15 of the Company’s By-Laws. Nominations may be made by any stockholder entitled to vote for the election of directors. To be considered, nominations must be received in writing by the Secretary of the Company not later than (a) with respect to an election to be held at an annual meeting of stockholders, ninety (90) days prior to the first anniversary date of the preceding year’s annual meeting (or the date of the written consent in lieu thereof), and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth (10th) day following the date of which notice of such meeting is first given to stockholders. The notice must include all information relating to the nominee that would be required to be disclosed in solicitations of proxies for election of directors under regulations promulgated by the SEC. The notice also must include (x) the name and address, as they appear on the records of the Company, of the Stockholder of record and the name and address of the beneficial owner, if different, on whose behalf the nomination is made and (y) the class and number of shares of the corporation which are beneficially owned by the stockholder of record and such beneficial owner.

COMPENSATION OF EXECUTIVE OFFICERS
          The following table summarizes compensation paid for the last three fiscal years to (i) the Company’s Chief Executive Officer and (ii) the Company’s other executive officers.
Summary Compensation Table

				Long-Term
				Compensation
		Annual Compensation		Awards
				Securities		All Other
		Salary	Bonus	Underlying		Compensation
Name and Principal Position	Year	($)	($)	Options (#)		($)
Richard T. Aab	2005	176,000	—	—		4,539	(1)
Chairman	2004	176,000	—	—		2,400
	2003	183,000	—	—		2,067

Aaron D. Cowell, Jr.	2005	350,000	280,000	190,000	(2)	7,699	(1)
President and Chief Executive Officer	2004	350,000	275,000	—		4,507
	2003	336,000	262,500	485,000	(3)	4,050

J. Lyle Patrick	2005	160,300	67,500	300,000	(4)	22,279	(1)
Executive Vice President - Finance and Chief Financial Officer (Beginning June 20, 2005)

Michael K. Robinson	2005	64,727	—	—		7,551	(1)
Executive Vice President -	2004	262,000	125,000	—		12,004
Finance and Chief Financial	2003	256,000	100,000	225,000	(5)	11,475
Officer (Through March 15, 2005)

(1)	Amounts presented for 2005 include matching contributions to Messrs. Aab, Cowell and Robinson’s accounts under the Company’s 401(k) retirement plan in the amounts of $3,612, $6,300 and $5,443 and group term life insurance premiums of $927, $1,399, $129 and $376 for Messrs. Aab, Cowell, Robinson and Patrick respectively. During 2005, Mr. Robinson and Mr. Patrick received $1,979 and $2,975, respectively, for medical and dental insurance premiums for 2005. In addition, Mr. Patrick received $18,928 for moving expenses.

(2)	This option was granted on March 27, 2006 related to 2005 performance.

(3)	Includes options for 385,000 shares issued to Mr. Cowell in August 2003 pursuant to the Company’s 2002 Option Exchange Offer and options to purchase 100,000 shares granted to Mr. Cowell in September 2003.

(4)	Options were issued in connection with the employment of Mr. Patrick.

(5)	Includes options for 225,000 shares issued to Mr. Robinson in August 2003 pursuant to the Company’s 2002 Option Exchange Offer.

Option Grants in Last Fiscal Year
          The following table shows the number and value of stock option grants made in 2005 to Named Executive Officers.

Percent of
Total
	Number of	Options
	Securities	Granted to
	Underlying Options	Employees	Exercise Price	Expiration	Grant Date
Name	Granted (#)	in 2005	($ per Share)	Date	Present Value ($)
James Lyle Patrick	300,000	58%	2.34	6/17/2015	475,050
          On joining the Company in June 2005, Mr. Patrick was granted an option to purchase 300,000 shares of Class A Common Stock with an exercise price of $2.34 per share. The option vests in equal installments over four years beginning on the first anniversary of the grant date.
Fiscal Year End Option Values
          The following table sets forth information regarding the options held by Named Executive Officers as of December 31, 2005. There were no options exercised by Named Executive Officers in 2005.
Fiscal Year End Option Values

	Number of Securities Underlying		Value of Unexercised In-the-Money
	Unexercised Options		Options
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Aaron D. Cowell, Jr.	510,000	50,000	—	—
J. Lyle Patrick	—	300,000	—	—
          On March 27, 2006, pursuant to the terms of the Company’s option exchange offer, Mr. Cowell agreed to the cancellation of the options reflected in the table above in exchange for an option to acquire 560,000 shares of the Company’s Class A Common Stock for $2.08 per share. This new option vests in the following installments: 255,000 shares on March 27, 2006, 152,500 shares on March 27, 2007 and 152,500 shares on March 27, 2008.
Equity Compensation Plans
          The following table sets forth information as of December 31, 2005, with respect to compensation plans under which equity securities of the Company are authorized for issuance.

				Number of securities
				remaining available for
	Number of securities			future issuance under
	to be issued upon	Weighted-average		equity compensation
	exercise of	exercise price of		plans (excluding
	outstanding options,	outstanding options,		securities reflected in
Plan Category	warrants, rights	warrants, rights		column (a))
	(a)	(b)		(c)

Equity compensation plans approved by security holders (1)	4,902,720	$3.90	(2)	2,500,105

Equity compensation plans not approved by security holders (3)	128,300	$2.86		—

Total	5,031,020			2,500,105

(1)	Includes shares issuable under the 1998 Omnibus Stock Plan, as amended, and the Employee Stock Purchase Plan (the “ESPP”).

(2)	Does not include the exercise price of options under the ESPP because the exercise price of these options is not determinable as of the date of this proxy statement.

(3)	Consists of 128,300 shares underlying a compensatory warrant issued to an officer in 1997, prior to the Company’s initial public offering. The warrant is exercisable through December 31, 2006.
Option Exchange Offer
          In February 2006, the Company announced an offer to exchange outstanding options held by employees and directors granted prior to January 1, 2006 for the opportunity to receive new options for the same number of shares (but with a different vesting schedule) in March 2006. There were 4,320,632 options eligible for exchange in the offer. Immediately following the expiration of the offer on March 27, 2006, the Company accepted approximately 3,721,464 options for exchange and canceled tendered options and granted new options the same day with an exercise price of $2.08, determined by the average closing price of our stock for the five consecutive trading days ending immediately before the expiration date.
          As a result of the participation of Messrs. Cowell, Flaum, Mac Donald and Schoonover in the option exchange offer, options to purchase 560,000, 60,000, 20,000 and 160,000 shares of Class A Common Stock, respectively, were cancelled and they received new options for the same number of shares on March 27, 2006.

Report of the Compensation Committee Regarding Executive Compensation
          General. The objective of the Company’s executive compensation program is to attract, motivate, reward and retain qualified executive officers. The program consists of (i) annual compensation comprised of a base salary combined with a cash incentive bonus based upon the Company’s and the executive’s performance and (ii) long-term compensation comprised of equity-based incentive awards.
          Annual Compensation. The Compensation Committee typically reviews the salaries and considers bonuses for the Company’s executive officers each January. Salary adjustments, if any, are made for the current year and bonuses, if any, are awarded based on the performance of the Company and a qualitative review of the executive’s performance during the prior year. No adjustments were made in the salaries of the Company’s executive officers in 2005. In February 2006, as part of a Company-wide performance evaluation, the Compensation Committee accepted Mr. Cowell’s recommendation to award Mr. Patrick a $67,500 discretionary bonus for his overall contributions to the success of the Company in 2005.
          Long-Term Compensation. The Company adopted the 1998 Omnibus Stock Plan primarily as a tool to recruit and retain directors, executive officers and other employees on a basis competitive with industry practices for emerging, growth-oriented businesses. The Board of Directors believes that stock-based incentive awards are the best way to align the interests of executive officers and other key employees with those of the Company’s stockholders. Although the plan permits awards of stock options, stock appreciation rights, restricted stock and restricted stock units, to date the Board has used only stock options to attract and retain executive officers and key employees. Stock option awards typically include vesting conditions that encourage an executive officer to remain with the Company over a period of years.
          Compensation of the Chief Executive Officer. For his performance in 2005, in February 2006 Mr. Cowell was awarded a cash bonus of $280,000 and an option to purchase 190,000 shares of the Company’s Class A Common Stock. The option grant was effective as of March 27, 2006, has an exercise price of $2.08 per share and vests in four equal annual installments beginning March 27, 2007. In making these awards the Compensation Committee and the Board of Directors, meeting in executive session without Mr. Cowell, considered the following key factors that contributed to the Company’s financial performance in 2005: a 17.5% increase in business class customers; a 16.5% increase in end-customer revenue; and a 14% increase in adjusted EBITDA. The Compensation Committee considered these factors to be strong indicators of the Company’s growth and overall improvement in financial performance. In addition, the Compensation Committee considered Mr. Cowell’s initiatives in enabling the Company to settle long-standing access disputes with two IXCs.
          Certain Income Tax Considerations. Under federal tax law, certain non-performance based executive compensation which is in excess of $1.0 million is not tax deductible by the Company. During 2005, no executive officer of the Company received compensation in excess of this limit, and, at this time, the Board of Directors does not expect that executive officers of the Company will receive compensation in excess of this limit during 2006. Accordingly, no formal policy with respect to the tax deductibility of executive compensation has been adopted.
Members of the Compensation Committee During 2005:
Michael C. Mac Donald, Chairman
David M. Flaum
Steven L. Schoonover
Anthony J. DiNovi
Michael A. Krupka

Performance Graph
          The following is a comparative performance graph which compares the percentage change of cumulative total stockholder return on the Class A Common Stock with (a) the total return index of The Nasdaq Stock Market (US Companies) (the “Broad Index”) and (b) the total return index for The Nasdaq Telecommunications Index for the period commencing December 31, 2000 and ending December 31, 2005 assuming an investment of $100 and reinvestment of dividends.

AUDIT COMMITTEE REPORT
          Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. All of the members of the audit committee are “independent” as that term is defined in Rule 4200 of the NASD and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The audit committee operates under a written charter adopted by the Board of Directors.
          In this context, the audit committee met and held discussions with management and the independent accountants. The audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The audit committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, (Communications with Audit Committees) as amended by SAS No. 90.
          The Company’s independent accountants also provided to the audit committee the written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee discussed with the independent accountants the independent accountant’s independence. The audit committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.
          Based upon the audit committee’s discussions with management and the independent accountants and the audit committee’s review of the disclosures provided by the independent accountants to the audit committee, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission (the “SEC”).
Steven L. Schoonover, Chairman
David M. Flaum
Anthony J. DiNovi
Michael A. Krupka
ACCOUNTING AND AUDIT MATTERS
Audit Fees
          For the fiscal year ended December 31, 2004 and 2005, fees billed for services provided by Deloitte & Touche LLP were as follows:

	2004	2005

Audit Fees (1)
Recurring Audit and Quarterly Reviews	$458,000	$508,000
Registration Statements and Related Services	$91,500	—
Audit Related Fees (2)
Audits of Acquired Businesses	$30,000	—
Tax Fees (3)
Tax Compliance Services	$20,000	$20,000
All Other Fees (4)	$70,000	—

(1)	Audit fees consist of fees for professional services rendered in connection with or related to the audit of our consolidated annual financial statement, for the review of interim consolidated financial statements in Form 10-Qs and for services normally provided in connection with statutory and regulatory filings or engagements, including registration statements.

(2)	Audit-related fees consist of fees billed for assurance and related services reasonably related to the performance of the audit or review of our audited or interim consolidated financial statements and are not reported under the heading “Audit Fees.”

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance and tax advice.

(4)	All other fees consist of fees billed for assistance with assessment for Sarbanes-Oxley, SEC correspondence, review of the employee stock purchase plan amendments, and products and services other than the services reported in other categories.
          The Audit Committee considers the provision of these non-audit services to be compatible with maintaining Deloitte & Touche LLP’s independence.
          The Audit Committee is responsible for pre-approving all audit and non-audit services provided by the Company’s auditors, and pre-approved all of the services provided in 2005. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated its pre-approval authority to its Chairman. The Chairman in turn reports to the Audit Committee at least quarterly on audit and non-audit services he pre-approved since his last report.
INDEPENDENT ACCOUNTANTS
          Deloitte & Touche LLP served as the Company’s independent accountants for the year ended December 31, 2005. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions. The Board of Directors has not selected the Company’s independent accountants for the year ending December 31, 2006 because management has not yet submitted its recommendations to the audit committee.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who own more than ten percent of the Class A Common Stock to file initial reports of ownership and reports of changes in their ownership of the Class A Common Stock with the SEC. To the Company’s knowledge, based solely upon a review of the reports filed with the SEC, all Section 16(a) filing requirements were complied with on a timely basis in 2005.
STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING
          A stockholder intending to present a proposal at the Annual Meeting of Stockholders to be held in 2007, whether or not stockholders wish to have their proposal included in the proxy materials related to next years’ Annual Meeting, must deliver the proposal in writing to the attention of the Company’s Secretary at its corporate offices, Morrocroft III, 6801 Morrison Boulevard, Charlotte, NC 28211 no later than December 21, 2006.
DELIVERY OF THIS PROXY STATEMENT
          To reduce the expenses of delivering duplicate proxy materials to our stockholders, we are relying upon the rules of the United States SEC that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address unless we received contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are currently receiving multiple copies, by contacting us at: Investor Relations, US LEC Corp., Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211, or by telephoning us at (704) 319-1189.
TRANSACTION OF OTHER BUSINESS
          As of the date of this proxy statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

ANNUAL MEETING OF STOCKHOLDERS OF
US LEC CORP.
May 17, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê      Please detach along perforated line and mail in the envelope provided.     ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE     ☒

1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Richard T. Aab O Aaron D. Cowell, Jr. O David M. Flaum O Tansukh V. Ganatra O Michael C. Mac Donald O Steven L. Schoonover		This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IN THE ABSENCE OF SPECIFIED DIRECTIONS, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY. The proxies are also authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder _______________	Date: _________	Signature of Stockholder _______________	Date: _________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

US LEC CORP.
PROXY SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF US LEC CORP.
The undersigned hereby appoints Richard T. Aab and Aaron D. Cowell, Jr., and each of them, proxies, with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of US LEC Corp. (the “Company”), to be held at 9:00 a.m. on Wednesday, May 17, 2006, at US LEC’s Corporate Headquarters, Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina, and at any adjournments thereof, to vote the number of shares which the undersigned would be entitled to vote if present in person in such manner as such proxies may determine, and to vote on the following proposals as specified on the reverse side by the undersigned.
(Continued and to be signed on the reverse side.)